Writer's Direct Dial: +44 207 614 2254 E-Mail: sovenden@cgsh.com

November 10, 2008

HSBC Holdings plc 8 Canada Square London E14 5HQ

Ladies and Gentlemen:

We have acted as special English counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s issuance pursuant to a registration statement on Form S-8 of ordinary shares of nominal value US$0.50 each (the “Shares”) of the Company to be issued under the HSBC Holdings Savings-Related Share Option Plan: International and the HSBC Holdings Savings-Related Share Option Plan (together, the “Plans”). Such registration statement, excluding the documents incorporated by reference therein, is herein called the “Registration Statement”.

In arriving at the opinions expressed below we have reviewed copies of the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;
(b)	the Plans;
(c)	a copy of the Memorandum and Articles of Association of the Company as updated in May 2008 (the “Memorandum and Articles”); and
(d)	a resolution of the Annual General Meeting of the Company dated May 30, 2008 (the “Resolution”).

In rendering the opinions expressed below we have assumed and not verified:

(a)          the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as certified photocopies or facsimile copies;

(b)          that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(c)          the accuracy as to factual matters of each document we have reviewed (save to the extent such representations are statements of English law);

(d)          there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with;

(e)          the Company has complied with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by the Company in relation to the offer of the Shares in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion) and 85 (public offers) and 118 (market abuse) of the FSMA);

(f)           that the information relating to the Company disclosed by our searches on November 10, 2008 at Companies House and by telephone at the Central Registry at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, that such oral disclosures did not fail to disclose any material information or any petition for an administration order or winding up in respect of the Company that has been presented in any event in England and Wales;

(g)          that, except insofar as matters are on public record and are discoverable by making any of the searches referred to in (f) above, the Company has not passed any voluntary winding-up resolution and that no petition has been presented to, or order made by, any competent authority for the winding-up, dissolution or administration of the Company and that no receiver, interim liquidator, administrative receiver, trustee, administrator or similar officer has been appointed in relation to such Company or any of its assets or revenues;

(h)          that the meeting of the shareholders of the Company on May 30, 2008 referred to above was duly convened and held and the minutes are a true record of the resolutions contained therein and are in full force and effect and have not been amended, revoked or superseded;

(i)           that the Shares will have been issued in accordance with the provisions and arrangements contained or described in the Memorandum and Articles and the Resolution;

(j)           that the Shares to be issued upon the exercise of options or awards granted pursuant to the Plans are allotted and issued by valid resolutions of the board of directors of the Company or an appropriately constituted committee of the board of directors on terms that such shares are to be issued credited as fully paid; and

(k)          the options pursuant to which Shares are to be issued were validly granted and the amounts payable on the exercise of the options were received by the Company.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1.            The Company is a company duly incorporated and validly existing as a public limited company under the laws of England and Wales.

2.            The Shares will upon issue be duly authorised and validly issued.

The foregoing opinion is subject to the following:

(a)          The opinion set forth above is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or and similar laws of general application affecting creditors’ rights and to general principles of equity.

(b)          Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

(c)          There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be incurred as a result of or in connection with the Shares or their creation, issue, offer or any other transaction other than as mentioned in above. We have not been responsible for the investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement relating to the issue of the Shares, nor have we been responsible for ensuring that such Registration Statement contains all material facts.

The opinions set out in this opinion letter is limited to the laws of England as currently applied by the courts in England and is given on the basis that it will be governed by and construed in accordance with English law.

We are furnishing this letter to you solely for your benefit in your capacity as the issuer of the Shares under the Plans. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including any exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Simon Ovenden Simon Ovenden, a Partner